Press Release	For Further Information: Pete Broadbent Vice President, Investor Relations & Marketing (203) 775-9000 pbroadbent@photronics.com photronics narrows first quarter FY 2013 Revenue

Guidance to the High End of the Range in Advance of

Presentation at Stifel Nicolaus Technology Conference

BROOKFIELD, Connecticut February 6, 2013 -- Photronics, Inc. (Nasdaq:PLAB), a worldwide leader in supplying innovative imaging technology solutions for the global electronics industry, narrowed its guidance range on revenue for the first quarter of fiscal 2013.

Photronics expects revenues for the first quarter ended January 27, 2013 will be in the range of $99 million to $100 million compared with previous guidance announced on December 5, 2012 of $96 million to $100 million.

"High-end semiconductor orders began to strengthen late in the quarter and flat panel display (FPD) photomask demand gained momentum as the quarter progressed." stated Constantine ("Deno") Macricostas, Photronics' chairman and chief executive officer. "The IC business was soft at the beginning of the quarter, as we anticipated, but demand for high-end masks accelerated in January."

Photronics is scheduled to present at the Stifel Nicolaus 2013 Technology Conference on Wednesday, February 6, 2013 at 10:55 a.m. Pacific Time at the Ritz-Carlton Hotel in San Francisco. A live webcast of the Fireside Chat can be accessed at www.photronics.com.

Photronics plans to announce its fiscal first quarter 2013 financial results at 4:30 p.m. Eastern Time on Wednesday, February 13, 2013 and host a conference call with investors to discuss these results at 8:30 a.m. Eastern Time on Thursday, February 14, 2013. The live dial-in number is (408) 774-4601. The call can also be accessed by logging onto Photronics' web site at www.photronics.com.

# # #

About Photronics

Photronics is a leading worldwide manufacturer of photomasks. Photomasks are high precision quartz plates that contain microscopic images of electronic circuits. A key element in the manufacture of semiconductors and flat panel displays, photomasks are used to transfer circuit patterns onto semiconductor wafers and flat panel substrates during the fabrication of integrated circuits, a variety of flat panel displays and, to a lesser extent, other types of electrical and optical components. They are produced in accordance with product designs provided by customers at strategically located manufacturing facilities in Asia, Europe, and North America. Additional information on the Company can be accessed at www.photronics.com.

The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements made by or on behalf of Photronics, Inc. and its subsidiaries (the Company). The forward-looking statements contained in this press release and other parts of Photronics’ web site involve risks and uncertainties that may affect the Company’s operations, markets, products, services, prices, and other factors as discussed in filings with the United States Securities and Exchange Commission. These risks and uncertainties include, but are not limited to, economic, competitive, legal, governmental, and technological factors. Accordingly, there is no assurance that the Company’s expectations will be realized. The Company assumes no obligation to provide revisions to any forward-looking statements.